Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193753) pertaining to the 2014 Long-Term Incentive Plan of The New Home Company Inc. of our report dated March 27, 2014, with respect to the consolidated financial statements of The New Home Company LLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193753) pertaining to the 2014 Long-Term Incentive Plan of The New Home Company Inc. of our report dated March 27, 2014, with respect to the consolidated financial statements of LR8 Investors, LLC, included in the Annual Report (Form 10-K) of The New Home Company Inc. for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Irvine, California
March 27, 2014